Exhibit 99.3

CLINICAL DATA, INC.

Special Meeting of Stockholders in Lieu of Annual Meeting of Stockholders to be held October [___], 2005

This proxy is solicited on behalf of the Board of Directors of the Company

The undersigned hereby appoints Israel M. Stein, Mark D. Shooman, and Caesar J. Belbel, and each or any of them, with full power of substitution, as proxies of the undersigned for and in the name(s) of the undersigned to attend the Special Meeting of Stockholders in lieu of Annual Meeting of Stockholders of Clinical Data, Inc. (the "Company") to be held at 10:00 a.m. at the offices of McDermott Will & Emery LLP, 28 State Street, 34th Floor, Boston, MA 02109, on [day of week] October [__], 2005, and any adjournments thereof, and there to vote and act upon the matters stated herein in respect of all shares of stock of the Company which the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

(Continued and to be signed on the reverse side)

Special Meeting of Stockholders in Lieu of Annual Meeting of Stockholders

CLINICAL DATA, INC.

OCTOBER [__], 2005

X  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. To approve the issuance of shares of Clinical Data common stock and preferred stock pursuant to the Agreement and Plan of Merger, dated as of June 20, 2005, by and among Clinical Data, Safari Acquisition Corporation, a wholly-owned subsidiary of Clinical Data, and Genaissance Pharmaceuticals, Inc., as amended by the First Amendment to Agreement and Plan of Merger, dated as of July 28, 2005.
FOR _	AGAINST _	ABSTAIN _

2. To authorize the amendment of Clinical Data’s certificate of incorporation to increase the number of authorized shares of the company’s common stock from 12,000,000 shares to 14,000,000 shares.
FOR _	AGAINST _	ABSTAIN _

3. To elect five directors to serve until the 2006 Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified.
FOR all nominees listed _	WITHHOLD AUTHORITY to vote for all nominees listed _	NOMINEES Randal J. Kirk Israel M. Stein, M.D. Arthur B. Malman Larry D. Horner Burton Sobel

FOR, EXCEPT WITHHOLD AUTHORITY to vote for the following nominees only:
(write the name of the nominee(s) in the space below),

4. To approve the adoption of the Clinical Data, Inc. 2005 Equity Incentive Plan.
FOR _	AGAINST _	ABSTAIN _

5. To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2006 fiscal year.
FOR _	AGAINST _	ABSTAIN _

6. To consider and vote on any proposal to adjourn the Clinical Data special meeting to another time or place, if necessary in the judgment of the proxy holders, for the purpose of soliciting additional proxies in favor of the foregoing proposals.
FOR _	AGAINST _	ABSTAIN _

SIGNATURE(S) OF STOCKHOLDER(S) OR AUTHORIZED REPRESENTATIVE(S)

NOTE: Please date and sign exactly as your name(s) appear(s) hereon. Each executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary should sign and indicate his or her full title. When stock has been issued in the name of two or more persons, all should sign.

Signature(s) of Stockholder(s) or Authorized Representative(s) Date